Exhibit 5.1

March 30, 2004

Plumtree Software, Inc.
500 Sansome Street
San Francisco, CA 94111

Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Plumtree Software, Inc. (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 250,000 shares of the Registrant’s Common Stock to be issued pursuant to the Registrant’s 2004 Outside Director Stock In Lieu of Fees Plan. Such shares of Common Stock are referred to herein as the “Shares” and such plan is referred to herein as the “Plan.” As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plan.

     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany each grant or purchase under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, P.C.